Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long-term Incentive Plan of Enviva Partners, LP of our report dated September 28, 2020, relating to the consolidated abbreviated financial statements of Georgia Biomass Holding LLC and Subsidiary as of and for the year ended December 31, 2019 appearing in the Current Report on Form 8-K/A of Enviva Partners, LP dated October 8, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

February 25, 2021